Exhibit 99.1

ENRON NAMES TWO NEW BOARD MEMBERS
FOR IMMEDIATE RELEASE: Thursday, May 30, 2002

            HOUSTON -The Enron Corp. Board of Directors announced today the election of John W. Ballantine and Corbin A. McNeill, Jr. to the company's Board of Directors. The Board also announced the resignations of two current directors, effective today. The changes reflect advancements in the transition plan established earlier this year by the Board.

            Ballantine, 56, has been a private investor since 1998, when he left First Chicago NBD Corporation/The First National Bank of Chicago as its Chief Risk Management Officer and Executive Vice President. During his 28-year career with First Chicago, Ballantine held senior positions including head of international banking, head of New York banking, and Chief Credit and Market Risk Officer. He currently serves on the Boards of Scudder Funds, First Oak Brook Bancshares and the Oak Brook Bank, and Tokheim Corporation.

            Ballantine has a bachelor's degree from Washington and Lee University and an MBA from the University of Michigan, Ann Arbor. He is a resident of Chicago.

            McNeill, 62, is the retired chairman and co-CEO of Exelon Corporation, which was formed in October 2000 by the merger of PECO Energy Company and Unicom Corporation. Prior to the merger, McNeill was chairman, president and CEO of PECO Energy. McNeill completed a 20-year career with the U.S. Navy in 1981 and joined the New York Power Authority as resident manager of the James A. Fitzpatrick nuclear power plant. He also worked at Public Service Electric and Gas Company prior to joining PECO in 1988 as executive vice president, nuclear.

            McNeill has a bachelor's degree from the U.S. Naval Academy and has completed graduate courses in business at the University of California (Berkeley) and Syracuse University. McNeill serves on the Boards of the Electric Power Research Institute and Associated Electric & Gas Services Limited. He is a resident of Jackson, Wyoming.

            In addition, the company announced the resignation of board members Frank Savage and John Mendelsohn.

            As a part of the Board's intent to reconstitute its membership, the Board is continuing to identify and review qualified candidates to join the Board as independent directors. The Board expects further resignations of long-standing Board members as new, qualified independent directors are elected to the Board.

            Enron delivers energy and other physical commodities and provides other energy services to customers around the world. Enron's Internet address is www.enron.com.

            This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, the outcome of the company's Chapter 11 process, the consummation of the transaction described above, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the Company's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
















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